Exhibit 5.1

June 22, 2020

GLP Capital, L.P.

Gaming and Leisure Properties, Inc.

845 Berkshire Blvd., Suite 200

Wyomissing, Pennsylvania 19610

Re:

GLP Capital, L.P., a Pennsylvania limited partnership (the “Partnership”) - Issuance and sale of $500,000,000 aggregate principal amount of 4.000% Senior Notes due 2031 (the “Notes”) co-issued by the Partnership and GLP Financing, II, Inc., a Delaware corporation and a wholly owned subsidiary of the Partnership (the “Co-Issuer” and, together with the Partnership, the “Issuers”) and guaranteed by Gaming and Leisure Properties, Inc., a Pennsylvania corporation and the general partner of the Partnership (the “Company”), pursuant to a Registration Statement on Form S-3 (Registration No. 333-233213) filed with the Securities and Exchange Commission (the “Commission”) on August 12, 2019 (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as Pennsylvania counsel to the Partnership and the Company in connection with the registration of the Notes under the Securities Act of 1933, as amended (the “Act”), pursuant to the Registration Statement. You have requested our opinion with respect to the matters set forth below.

In our capacity as Pennsylvania counsel to the Partnership and the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(i)	the Certificate of Limited Partnership of the Partnership, as certified by the Secretary of State of the Commonwealth of Pennsylvania on June 9, 2020 (the “Certificate of Limited Partnership”);

(ii)	the Agreement of Limited Partnership of the Partnership, dated as of March 13, 2013 (the “Partnership Agreement”);

(iii)	the Amended and Restated Articles of Incorporation of the Company, as certified by the Secretary of State of the Commonwealth of Pennsylvania on June 9, 2020 (the “Articles of Incorporation”);

(iv)	the Amended and Restated Bylaws of the Company, as currently in effect (the “Bylaws”);

GLP Capital, L.P.

Gaming and Leisure Properties, Inc.

June 22, 2020

(v)

a copy of (1) the written consent of the sole director of the Company, dated as of October 10, 2013, which includes resolutions of the Company as general partner of the Partnership, (2) the unanimous written consent of the board of directors of the Company (the “Board of Directors”), adopted on February 20, 2020, which includes resolutions of the Company as general partner of the Partnership, and (3) the consent in lieu of meeting of the Pricing Committee of the Board of Directors, dated as of June 17, 2020 which includes resolutions of the Company as general partner of the Partnership (collectively, the “Directors’ Resolutions”);

(vi)	the Registration Statement and the related form of prospectus included therein;

(vii)	the preliminary prospectus supplement, dated as of June 17, 2020 (the “Preliminary Prospectus Supplement”);

(viii)	the prospectus supplement, dated as of June 17, 2020 (the “Final Prospectus Supplement”);

(ix)

the Indenture, dated as of October 30, 2013, among the Issuers, the Company, and Wells Fargo Bank, National Association, as Trustee, as amended by the First Supplemental Indenture, dated as of March 28, 2016, among the Issuers, the Company, and Wells Fargo Bank, National Association, as Trustee (collectively, the “Indenture”);

(x)

the Underwriting Agreement, dated June 17, 2020, among the Issuers, the Company, J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, Fifth Third Securities, Inc. and BofA Securities, Inc., as representatives of the underwriters;

(xi)	the form of the global note, to be registered in the name of The Depository Trust Company’s nominee Cede & Co. representing the Notes (the “Global Note”);

(xii)	the form of the notation of guarantee, to be made by the Company for the benefit of the holders of the Notes, annexed to the Global Note (the “Guarantee”);

(xiii)

subsistence certificates from the Secretary of State of the Commonwealth of Pennsylvania as to the Company and the Partnership, each dated as of a recent date (the “Pennsylvania Subsistence Certificates”);

(xiv)

a certificate of Brandon J. Moore, Senior Vice President, General Counsel and the Secretary of the Company, on behalf of the Company in its own capacity and in its capacity as general partner of the Partnership, dated as of a recent date (the “Secretary’s Certificate”); and

(xv)	such other laws, records, documents, certificates, opinions and instruments as we have deemed necessary to render this opinion, subject to the limitations, assumptions and qualifications noted below.

GLP Capital, L.P.

Gaming and Leisure Properties, Inc.

June 22, 2020

In reaching the opinions set forth below, we have assumed the following:

(a)	each person executing any of the Documents on behalf of any party (other than the Partnership and the Company) is duly authorized to do so;

(b)	each natural person executing any Document is legally competent to do so;

(c)

any of the Documents submitted to us as originals are authentic; the form and content of any Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; any of the Documents submitted to us as certified, facsimile or photostatic copies conform to the original Documents; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all statements and information contained in the Documents are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

(d)

the Notes will be issued under, and subject to the terms of, the Indenture; and the Notes will be issued in book entry form, represented by the Global Note (including the Guarantee of the Company annexed thereto), and will be authenticated by the Trustee in accordance with, and subject to, the terms of the Indenture;

(e)	the Indenture will remain in full force and effect for so long as the Notes are outstanding;

(f)

the parties to the Indenture and the Notes (other than the Partnership and the Company) have the power and authority to enter into and perform the Indenture and the Notes and have duly authorized, executed and delivered the Indenture and duly authorized the Global Note and the Notes and will have executed and delivered the Notes; the Co-Issuer has been duly incorporated and is validly existing as a corporation and in good standing under the laws of the State of Delaware; and none of the terms of the Indenture or the Notes or any agreements related thereto, nor the issuance and delivery of the Notes containing such terms, nor the compliance by the Co-Issuer with such terms of the Indenture and the Notes, will violate any applicable law or will conflict with, or result in a breach or violation of, the certificate of incorporation or bylaws of the Co-Issuer or any instrument or agreement to which the Co-Issuer is a party or by which the Co-Issuer is bound, or any order or decree of any court, administrative or governmental body having jurisdiction over the Co-Issuer; and

(g)	the Secretary’s Certificate and all of the other certificates submitted to us are true, correct and complete both when made and as of the date hereof.

GLP Capital, L.P.

Gaming and Leisure Properties, Inc.

June 22, 2020

Based on the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that:

1.	The Partnership is a limited partnership presently subsisting under the laws of the Commonwealth of Pennsylvania.

2.	The Company is a corporation presently subsisting under the laws of the Commonwealth of Pennsylvania.

3.	The Partnership has the limited partnership power to create the obligation evidenced by the Notes.

4.	The Company has the corporate power to create the obligation evidenced by the Guarantee.

5.

The issuance of the Notes by the Partnership, and the execution and delivery of the Notes, pursuant to the Indenture and as contemplated by the Registration Statement, have been duly authorized by the Partnership by all necessary limited partnership action required under the Certificate of Limited Partnership, the Partnership Agreement and the Pennsylvania Uniform Limited Partnership Act of 2016.

6.

The guarantee of the Notes by the Company, and the execution and delivery of the Guarantee, pursuant to the Indenture and as contemplated by the Registration Statement, have been duly authorized by the Company by all necessary corporate action required under the Articles of Incorporation and Bylaws of the Company and the Pennsylvania Business Corporation Law of 1988.

The foregoing opinion is limited to the substantive laws of the Commonwealth of Pennsylvania, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the Commonwealth of Pennsylvania, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the Commonwealth of Pennsylvania, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to your filing this opinion as an exhibit to a Current Report on Form 8-K (and its incorporation by reference into the Registration Statement). We also consent to the identification of our firm as Pennsylvania counsel to the Partnership and the Company in the section of the Preliminary Prospectus Supplement and Final Prospectus Supplement entitled “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Ballard Spahr LLP